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                                                                  Exhibit 3.3(e)

                            Certificate of Amendment

                     of the Certificate of Incorporation of

                           Beazer Homes Holdings Corp.

            Beazer Homes Holdings Corp., a Delaware corporation (the "Company"), pursuant to Section 242 of the General Corporation Law of Delaware, certifies that:

            1. The Board of Directors of the Company and the stockholders of the Company have adopted the following resolution amending the Company's Certificate of Incorporation:

      "RESOLVED, that the Certificate of Incorporation of Beazer Homes Holdings Corp. be amended by changing Article IV thereof so that, as amended, said Article shall be and read as follows:

            'Article IV. The total number of shares of stock which this corporation is authorized to issue is 3,000 shares of Common Stock, par value $0.01 per share.'"

            2. The foregoing amendment to the Certificate of Incorporation of the Company has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of Delaware.

            IN WITNESS WHEREOF, Beazer Homes Holdings Corp., has caused this Certificate of Amendment to be signed and attested by its duly authorized officer this 29th day of March, 1996.

                                       Beazer Homes Holdings Corp.


                                       By:    /s/ Ian J. McCarthy
                                       Name:  Ian J. McCarthy
                                       Title: Authorized Officer